Exhibit 10.26.3

          EMPLOYMENT AGREEMENT, dated effective as of September 1, 2001, between EMERSON RADIO CORP., a Delaware corporation (the "Company"), and KENNETH A. CORBY ("Executive")

          In light of the state of the present state of the Company's business and the need for the Company to have the Executive continue to perform his job functions, the Executive is willing to continue to serve as Executive Vice President - Finance and Chief Financial Officer of the Company, and the Company desires to retain the Executive in such capacities, on the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

          1. EMPLOYMENT.

          (a) The Company agrees to employ the Executive and the Executive agrees to be employed by and serve the Company upon the terms and conditions hereinafter provided for a period commencing effective as of September 1, 2001 and continuing until August 31, 2004 (the "Term"). As used in this Agreement, the term "Company" shall be deemed to include any and all present and future subsidiaries and affiliates of the Company. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement against him according to its terms, and that its execution and performance by him does not violate the terms of any existing agreement or understanding to which the Executive is a party. In addition, the Executive represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

          2. POSITION AND DUTIES.

          During the Term, the Executive agrees to serve as Executive Vice President - Finance and Chief Financial Officer of the Company, and will have such powers and duties as are commensurate with such positions and as may be conferred upon or delegated to him by the Board of Directors (the "Board") of the Company, the Chairman or the Chief Executive Officer. The Executive shall report directly to the Chief Executive Officer unless otherwise directed by the Board. In addition, the Executive agrees to serve from time to time in such other positions with the Company or its subsidiaries or affiliates as may be specified by the Board, the Chairman or the Chief Executive Officer of the Company and thereafter approved by the board of directors of the applicable entity. During the Term, and except for illness or incapacity, the Executive shall devote such business time, attention, skill and efforts as necessary for the business and affairs of the Company and its subsidiaries and affiliates and the promotion of their interests and shall not take part in activities detrimental to the best interests of the Company.

          3. COMPENSATION

          For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

          (a) Base Salary. The Company shall pay the Executive an initial salary of $230,000 per annum or such higher annual amount as is being paid from time to time pursuant to the terms hereof ("Base Salary"). The Base Salary shall be reviewed from time to time and subject to such periodic increases as the Board of Directors shall deem appropriate in accordance with the Company's customary procedures and practices regarding the salaries of senior officers. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

          (b) Bonus. The Executive may also receive an annual performance bonus to be recommended by the Compensation and Personnel Committee of the Board and to be established and payable from time to time at the sole discretion of the Board.

          (c) Additional Benefits. Except as modified by this Agreement, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of the Company are eligible under any plan or program now or hereafter established and maintained by the Company for senior officers, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental-care, life or other insurance, tax-qualified pension, savings, thrift and profit-sharing plans, termination pay programs, sick-leave plans, travel or accident insurance, disability insurance, director and officer liability insurance, automobile allowance or automobile lease plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase, restricted stock and stock option plans. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the senior officers of the Company or any subsidiary or affiliate.

          (d) Perquisites. The Company also will furnish the Executive, without cost to him, excluding any associated tax liability, with perquisites consistent with those afforded other senior executives holding positions with the Company comparable to the position held by the Executive, including the following:

               (i) reimbursement of all out-of-pocket expenses incurred in the discharge of the Executive's duties pursuant to this Agreement; and

               (ii) five weeks paid vacation per year.

          4. BUSINESS EXPENSES.

          The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as the Company may from time to time establish for senior officers and to preserve any deductions for federal income taxation purposes to which the Company may be entitled. The Company shall pay all fees and expenses related to the maintenance or retention of professional certifications and licenses, including, without limitation, satisfaction of continuing professional education requirements.

          5. EFFECT OF TERMINATION OF EMPLOYMENT.

          (a) Certain Terminations. In the event the Executive's employment hereunder terminates due to either Permanent Disability, a Without Cause Termination or a Constructive Discharge, the Company shall, as liquidated damages or severance pay, or both, continue, subject to the provisions of
Section 6 below, to pay the Executive's Base Salary as in effect at the time of such termination as such payments would otherwise become due and payable until the expiration of the Term (the "Severance Period") and the other benefits and qualified stock options provided hereunder shall continue to vest pursuant to the terms hereof during the Severance Period, provided, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to the Executive under the Company's disability program generally available to other employees. In addition, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. Group hospitalization, health, dental care, life or other insurance, travel or accident insurance and disability insurance shall continue through the end of the Severance Period.

          (b) Other Terminations. In the event that the Executive's employment hereunder terminates due to a Termination for Cause or the Executive unilaterally severs the employment relationship or terminates employment with the Company for reason other than a Constructive Discharge or Permanent Disability, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full. However, no other payments of any nature whatsoever, including unearned Base Salary, shall be made, or benefits provided, by the Company under this Agreement except benefits vested and payable under any retirement plan and benefits that have already become vested under the terms of employee benefit programs maintained by the Company or its affiliates for its employees.

          (c) Definitions. For purposes of this Agreement, the following terms have the following meanings:

               (i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, (x) a termination of the Executive's employment by the Company because the Executive has breached or failed to perform his duties under this Agreement, applicable law or the by-laws of the Company, including the unreasonable neglect or refusal to perform duties assigned by the Board or Executive Committee, (y) abuse of office or malfeasance by Executive, or (z) conviction of the Executive of a felony which the Board reasonably deems to be an "abuse of office" or a crime of moral turpitude. (ii) The term "Constructive Discharge" means a termination of the Executive's employment by the Executive due to a failure of the Company or its successors without the prior consent of the Executive to fulfill the obligations under this Agreement in any material respect. (iii) The term "Without Cause Termination" means termination of the Executive's employment by the Company, upon 30 days written notice to the Executive, other than due to (v) Permanent Disability, (x) retirement, (y) expiration of the Term, or (z) Termination for Cause. (iv) The term "Permanent Disability" means the inability of the Executive, as determined by the Board and confirmed by competent medical evidence, to work for a period of three continuous full calendar months or 90 non-consecutive days during any twenty-four consecutive calendar months due to illness or injury of a physical or mental nature. To determine issues of disability, the Executive agrees to submit himself for appropriate medical examination to physicians reasonably acceptable to the Company and the Executive.

          6. OTHER DUTIES OF EXECUTIVE DURING AND AFTER TERM.

          (a) Confidentiality and Non-Disclosure Policy/Non-Solicitation Policy/ Inventions Policy. Executive shall execute and deliver to the Company the Confidentiality and Non-Disclosure Policy, Non-Solicitation Policy and Inventions Policy, copies of which are attached as Exhibits A, B and C and the terms of which are incorporated herein as if fully set forth.

          (b) Remedies. The Company's obligation to make payments, deliver shares of stock or provide for any benefits under this Agreement (except to the extent vested or exercisable) shall cease upon a violation of the preceding provision of this section. The Executive's agreement as set forth in this
Section 6 shall survive the Executive's termination of employment with the Company.

          7. WITHHOLDING TAXES.

          The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          8. CONSOLIDATION, MERGER, OR SALE OF ASSETS.

          Nothing in this Agreement shall preclude the Company or its subsidiaries or affiliates from consolidation or merging into or with, or transferring all or substantially all their or its assets, to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

          9. NOTICES.

          All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

         (a)    To the Company:
                Emerson Radio Corp.
                9 Entin Road
                Parsippany, New Jersey  07054
                Attn:  Chief Executive Officer


         (b)    To the Executive:
                Kenneth A. Corby
                3432 Furlong Dr. E
                Flower Mound, Texas 75028

or such other address as either party shall have previously specified in writing to the other.

          10. RIGHTS TO PAYMENTS.

          Executive shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms of this Agreement. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

          11. SOURCE OF PAYMENT.

          All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

          12. BINDING AGREEMENT.

          Expect as otherwise expressly provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the Company, its successors and assigns. This Agreement, as it relates to the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as expressly provided herein.

          13. GOVERNING LAW AND JURISDICTION

          The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey. All disputes between the parties concerning this Agreement will be resolved under the laws of the State of New Jersey, U.S.A., excluding the conflicts of laws provisions thereof, in the English language, and the courts of New Jersey will have sole and exclusive jurisdiction over the parties in any such dispute and venue shall lie exclusively in Morris County, New Jersey. However, it is expressly understood that this Section shall not preclude the Company's right to make application for, and seek enforcement of, injunctive relief in any court having jurisdiction. Executive acknowledges that there is no adequate remedy at law for a breach of this Agreement, or any warranty, representation or covenant set forth, and monetary damages would not be a sufficient remedy. Accordingly, the Company shall be entitled to any equitable remedies available including, but not limited to, an immediate temporary restraining order and/or preliminary injunction, without bond or security, and such other further relief as any court with jurisdiction may deem just and proper.

          14. COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written.


                                  EMERSON RADIO CORP.


                                   By: /s/ Geoffrey P. Jurick
                                           Geoffrey P. Jurick
                                           Chairman, Chief Executive Officer and
                                           President

                                  EXECUTIVE

                                 /s/ Kenneth A. Corby
                                     Kenneth A. Corby